News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media	Robin Keegan	904-357-9194

Rayonier Announces Second Quarter 2011 Dividend
Approves Cellulose Specialties Expansion

JACKSONVILLE, Fla., May 20, 2011 - Rayonier (NYSE:RYN) announced today that the company's board of directors has declared a second quarter cash dividend of 54 cents per common share. The dividend is payable on June 30, 2011 to shareholders of record on June 10, 2011.
The board also approved a capital project to convert a fiber line at its Jesup, Ga., mill to cellulose specialties from absorbent materials, subject to receiving the required regulatory permits. Cellulose specialties are high value fibers used in end products such as filters, pharmaceuticals and LCD screens. As previously announced, an in-depth engineering study evaluating this project, which would add approximately 190,000 tons of cellulose specialties capacity, has been underway for several months.
The board recognized the previously announced retirements of Carl S. Sloane and Sen. Paul G. Kirk, Jr., which were effective as of the May 19 Annual Meeting of Shareholders. Both members served Rayonier well over many years and the board thanks them for their service.
For further information, visit the company's website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are available by calling 1-800-RYN-7611.

1301 Riverplace Blvd., Jacksonville, FL 32207	904-357-9100

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.4 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

1301 Riverplace Blvd., Jacksonville, FL 32207	904-357-9100